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Exhibit 4.3

Dated February 12, 2003

FIMEP SA
as Issuer

THE BANK OF NEW YORK
as Trustee

THE BANK OF NEW YORK
as Principal Paying Agent, Registrar and London Transfer Agent

THE BANK OF NEW YORK
as New York Paying Agent and New York Transfer Agent

THE BANK OF NEW YORK (LUXEMBOURG) S.A.
as Luxembourg Paying Agent and Luxembourg Transfer Agent

PAYING AGENCY AGREEMENT

relating to

$350,000,000 10 1/2% Senior Notes due 2013

€277,500,000 11% Senior Notes due 2013

LATHAM & WATKINS

THIS AGREEMENT is made on February 12, 2003

BETWEEN:

(1)
FIMEP SA a société anonyme organized and existing under the laws of France and whose registered office is at 89, rue Taitbout, 75009 Paris, France, as issuer (the "Issuer");

(2)
THE BANK OF NEW YORK, a New York banking corporation at its specified office at One Canada Square, London E14 5AL as trustee (the "Trustee"), which expression includes any other trustee for the time being of the Indenture referred to below;

(3)
THE BANK OF NEW YORK, a New York banking corporation at its specified office at One Canada Square, London E14 5AL as principal paying agent (the "Principal Paying Agent", which expression shall, where the context so admits, include any successor principal paying agent(s) for the time being appointed), as registrar (the "Registrar") and as London transfer agent (the "London Transfer Agent");

(4)
THE BANK OF NEW YORK, a New York banking corporation at its specified office at One Wall Street, New York, New York 10286, United States of America, as paying agent (the "New York Paying Agent") and as New York transfer agent (the "New York Transfer Agent");

(5)
THE BANK OF NEW YORK (LUXEMBOURG) S.A. at its specified office at Aérogolf Center, 1A, Hoehenhof, L-1736 Senningerberg, Grand Duchy of Luxembourg as paying agent (the "Luxembourg Paying Agent", and, together with the Principal Paying Agent and the New York Paying Agent, the "Paying Agents", which expression shall, where the context so admits, include any successor paying agent(s) for the time being appointed) and as Luxembourg transfer agent (the "Luxembourg Transfer Agent", and, together with the London Transfer Agent and the New York Transfer Agent, the "Transfer Agents", which expression shall, where the context so admits, include any successor transfer agent(s) for the time being appointed, and together with the Paying Agents and the Registrar are hereinafter referred to as the "Agents"); and

WHEREAS:

(A)
The Issuer authorized the creation and issue of $350,000,000 principal amount of 10 1/2% Senior Notes due 2013 (the "Dollar Notes") and €277,500,000 principal amount of 11% Senior Notes due 2013 (the "Euro Notes" and, together with the Dollar Notes, the "Notes") on the Issue Date.

(B)
Notes shall initially be offered and sold in reliance on Rule 144A under the US Securities Act of 1933, as amended (the "US Securities Act") in the form of one or more 144A Global Notes and in offshore transactions in reliance on Regulation S under the US Securities Act in the form of one or more Regulation S Global Notes (the "Global Notes"), which will be exchangeable for certificates representing Definitive Notes (as defined in the Indenture) only in limited circumstances specified therein.

(C)
The Issuer may issue Notes in definitive registered form without coupons (the "Definitive Notes") in connection with transfers and exchanges of Book-Entry Interests after the Issue Date as described in the Indenture.

(D)
The Notes will be issued under and governed by the terms of an indenture dated the date hereof between the Issuer and the Trustee as attached in the Annex hereto (as amended, supplemented and/or restated from time to time, the "Indenture").

1.
INTERPRETATION

1.1
Definitions

  Terms defined or construed in the Indenture shall have the same meanings in this Agreement (including the recitals) except where otherwise defined in this Agreement.

  In addition:

  "Depositary" means, with respect to the Notes issuable or issued in whole or in part in global form, DTC, in respect of the Dollar Notes, or Euroclear and Clearstream, in respect of the Euro Notes, in each case including any and all successors thereto appointed as depositary and having become such pursuant to the applicable provision of the Indenture.

  "Dollar" or "$" means the currency of the United States of America.

  "DTC" means the Depository Trust Company.

  "Euro" or "€" means the single currency of participating Member States in the Third Stage of the European Economic and Monetary Union pursuant to the Treaty Establishing the European Community, as amended from time to time.

1.2
Headings

  Headings and sub-headings are for ease of reference only and shall not affect the construction of this Agreement.

1.3
Variations

  All references in this Agreement to an agreement, instrument or other document (including, without limitation, this Agreement and the Notes) shall be construed as a reference to that agreement, instrument or document as the same may be amended, modified, varied, restated or supplemented from time to time.

1.4
Alternative Clearing System

  All references in this Agreement to DTC, Euroclear and/or Clearstream shall, wherever the context so permits, be deemed to include reference to any additional or alternative clearing system approved by the Issuer, the Principal Paying Agent and the Trustee.

1.5
Principal or Interest

  References in this Agreement to the principal or interest in respect of any Note shall be construed in accordance with the relevant provisions of the Indenture.

1.6
Clauses and Schedules

  Any reference in this Agreement to a Clause or to a Schedule is, unless otherwise stated, to a clause hereof or to a schedule hereto.

2.
APPOINTMENT OF AGENTS

2.1
Principal Paying Agent

  The Principal Paying Agent is hereby appointed by the Issuer, and the Principal Paying Agent hereby agrees to act, as paying agent of the Issuer (and, for the purposes only of Clause 2.6 hereto (Agents to Act for Trustee), the Trustee) in respect of the Notes, in accordance with the terms of this Agreement and the relevant provisions of the Indenture, for the purpose of performing those obligations and duties of the Principal Paying Agent set forth in the Indenture and this Agreement.

2.2
Paying Agents

  Each Paying Agent is hereby appointed by the Issuer, and each Paying Agent hereby agrees to act, as paying agent of the Issuer (and, for the purposes only of Clause 2.6 hereto (Agents to Act for Trustee), the Trustee) in respect of the Notes, in accordance with the terms of this Agreement and the relevant provisions of the Indenture, for the purpose of paying sums due on the Notes and performing all other obligations and duties of Paying Agents set forth in the Indenture and this Agreement.

2.3
Registrar

  The Registrar is hereby appointed by the Issuer, and the Registrar hereby agrees to act as registrar of the Issuer (and, for the purposes only of Clause 2.6 hereto (Agents to Act for Trustee), the Trustee) in respect of the Notes, in accordance with the terms of this Agreement and the relevant provisions of the Indenture, for the purposes of performing those obligations and duties imposed upon it by the Indenture and this Agreement.

2.4
Transfer Agents

  Each Transfer Agent is hereby appointed by the Issuer, and each Transfer Agent hereby agrees to act, as transfer agent of the Issuer (and, for the purposes only of Clause 2.6 hereto (Agents to Act for Trustee), the Trustee) in respect of the Notes, in accordance with the terms of this Agreement and the relevant provisions of the Indenture, for the purpose of facilitating transfer of the Notes on behalf of the Issuer and performing all other obligations and duties imposed upon Transfer Agents by the Indenture and this Agreement.

2.5
Additional Duties

  The Agents shall perform such duties as are set out in this Agreement and such duties as are set out with respect to such Agents in the Indenture and such other duties as are reasonably incidental hereto or thereto. No obligations or duties whatsoever of the Agents which are not expressly stated herein or in the Indenture nor any covenant or obligation shall be implied in this Agreement or Indenture against the Agents.

2.6
Agents to Act for Trustee

  At any time after a Default or an Event of Default shall have occurred and shall be continuing or the Notes shall otherwise have become due and repayable or the Trustee shall have received any money which it proposes to pay under Section 6.10 of the Indenture to the Holders, the Trustee may by notice in writing to the Issuer, the Principal Paying Agent, the other Paying Agents, the Registrar and the Transfer Agents, require the Principal Paying Agent, the other Paying Agents, the Registrar and the Transfer Agents (or such of them as are specified by the Trustee) pursuant to this Agreement:

  (a)
  to act thereafter, until otherwise instructed by the Trustee, as Principal Paying Agent, Paying Agent and, where applicable, Registrar and Transfer Agent, respectively, of the Trustee in relation to payments and calculations to be made by or on behalf of the Trustee under the provisions of the Indenture mutatis mutandis on the terms provided in this Agreement (save that the Trustee's liability under any provisions thereof for remuneration and payment of out-of-pocket expenses of the Principal Paying Agent, the other Paying Agents, the Registrar and the Transfer Agents shall be limited to the amounts for the time being held by the Trustee on the trusts of the Indenture relating to the Notes and available for such purpose) and thereafter to hold all Notes and all sums, documents and records held by them in respect of Notes on behalf of the Trustee; and/or

  (b)
  to deliver up all Notes and all sums, documents and records held by them in respect of Notes to the Trustee or as the Trustee shall direct in such notice provided that such notice shall be deemed not to apply to any documents or records which the relevant Agent is obliged not to release by any law or regulation.

2.7
Notices of Change of Trustee or Agent

  The Issuer shall forthwith give written notice to each of the Agents of any change in the person or persons comprising the Trustee and shall forthwith give written notice to the Trustee of any change in the person or persons comprising any of the Agents.

2.8
Obligations and Duties of the Agents

  The obligations and duties of the Agents under this Agreement shall be several and not joint.

2.9
Representation and Warranty of the Agents

  Each Agent hereby represents and warrants to the Issuer and the Trustee that it is qualified to act in its respective capacities under the provisions of this Agreement, the Indenture and under applicable law.

3.
AUTHENTICATION, ISSUE, TRANSFER AND EXCHANGE OF THE NOTES

3.1
The Global Note

  On the Issue Date, upon execution and issuance by the Issuer of the Global Notes and authentication of such Global Notes by the Trustee in accordance with Section 2.02 of the Indenture, the Trustee or its agent will deposit the Dollar Global Notes with the Custodian and will deposit the Euro Global Notes with the Common Depositary. Upon receipt of the Global Notes, the Trustee will cause such Custodian or Common Depositary, as applicable, to verify the receipt thereof in writing to the Trustee.

3.2
The Definitive Notes

  At the request of the Trustee or the Registrar, the Issuer shall deliver to the Registrar such quantity of blank Definitive Notes as the Registrar may reasonably require to enable the Registrar to deliver Definitive Notes to the persons entitled thereto. In connection with any transfer or exchange under Section 2.06 of the Indenture, the Issuer hereby authorises and instructs the Trustee and/or the Registrar to complete in accordance with the instructions provided by the Trustee or as directed by the Depositary (on the basis of instructions from a Participant), the Definitive Notes delivered to the Registrar pursuant to this Clause 3.2 and to send such completed Definitive Notes to the Issuer for execution. Upon execution and issuance by the Issuer of the Definitive Notes, the Trustee shall authenticate (in accordance with the provisions of the Indenture) any new Note required to be authenticated pursuant to the terms of the Indenture and shall deliver such Definitive Note to the person entitled thereto and register such Definitive Note in the Register (as defined below) in such name or names set forth in the instructions referred to above. The Issuer shall also arrange for such executed (but not authenticated) Global Note and Definitive Notes as are required to enable the Trustee or Registrar to perform its obligations under this Agreement and the relevant provisions of the Indenture to be made available to the Principal Paying Agent or the Registrar from time to time.

4.
DUTIES OF THE AGENTS

4.1
Administrative Duties

  If and to the extent specified by the Indenture and the terms of this Agreement, each Agent will:

  (a)
  receive and process requests for the transfer, exchange, redemption and repurchase of Notes, inform the other Agents, as applicable, of required matters in connection therewith, and assist in the issue of Definitive Notes and the making of endorsements on Global Note, in each case, in accordance with the terms and conditions of this Agreement and the Indenture; and

  (b)
  carry out such other acts as may be necessary to give effect to the Indenture and the other provisions of this Agreement.

4.2
Authority to Authenticate

  The Trustee is authorised by the Issuer to authenticate the Global Note and each Definitive Note by the signature of any Responsible Officer of the Trustee or any other person duly authorised for the purpose by the Trustee.

5.
DUTIES OF THE REGISTRAR

5.1
The Registrar

  In addition to the duties specified herein and in the Indenture, the Registrar shall as long as any Note is outstanding maintain the register in accordance with the Indenture and the terms of this Agreement (the "Register"). The Register shall distinguish between Definitive Notes issued in exchange for Regulation S Global Notes and Definitive Notes issued in exchange for 144A Global Notes, as well as between Dollar Notes and Euro Notes. The Register shall show the amount and certificate numbers of the Definitive Notes and the date of issue and all subsequent transfers, exchanges, conversions, replacements, redemptions, cancellations and changes of ownership in respect thereof and the names and addresses of the holders of the Definitive Notes. The Registrar shall at all reasonable times upon reasonable notice during office hours make the Register available to the Issuer, the Trustee and the Principal Paying Agent or any person authorized by any of them for inspection and for the taking of copies thereof or extracts therefrom.

5.2
Transfers, Exchanges and Conversions

  The Registrar will receive requests for the transfer, exchange and/or conversion of Notes, including Definitive Notes and interests in Global Notes, in accordance with the terms of Article 2 of the Indenture, and effect the necessary entries in the Register in accordance with the terms and conditions of the indenture and this Agreement. The Trustee shall authenticate and deliver (in accordance with Clause 3.2 hereof and the provisions of the Indenture) to each Holder any new Note required to be issued and authenticated pursuant to the terms of the Indenture.

5.3
Miscellaneous

  The Registrar shall:

  (a)
  receive any documentation in relation to or affecting the title to any of the Notes including, without limitation, all forms of transfer, forms of exchange, probates, letters of administration and powers of attorney, and maintain proper records of the details of all documentation received by itself or any other Transfer Agent;

  (b)
  prepare and deliver all lists of Holders as are from time to time reasonably requested in writing by the Issuer, the Trustee or the Principal Paying Agent or any person authorized by any of them; and

  (c)
  comply with proper and reasonable requests of the Issuer with respect to the maintenance of the Register and give to the Principal Paying Agent and any other Transfer Agent or Paying Agent the information they reasonably require for the proper performance of their respective duties.

  The Registrar will carry out such other acts as may be necessary to give effect to the Indenture as such acts are specified in the Indenture.

6.
DOCUMENTS AND FORMS FOR THE REGISTRAR

6.1
Supply of Forms

  The Issuer will deliver to the Registrar for the performance of its duties hereunder, from time to time, so long as any Note is outstanding, a supply of forms of Definitive Notes sufficient to meet the Registrar's anticipated requirements for Definitive Notes in reasonably sufficient time for the issue of the Definitive Notes.

6.2
Safekeeping of Notes

  The Registrar shall maintain in safe custody all Notes and forms of Note delivered to and held by it and shall issue the Notes only in accordance with the Indenture (including the provisions of the Global Note) and the provisions of this Agreement.

6.3
Information

  Within seven days of any request therefor by the Issuer, so long as any of the Notes is outstanding, the Registrar shall certify to the Issuer the number of forms of Definitive Notes held by it hereunder.

7.
PAYMENT

7.1
Issuer to pay the Principal Paying Agent

  In order to provide for the payment of principal and interest in respect of the Notes as the same becomes due and payable, the Issuer shall pay to the Principal Paying Agent one Business Day before the day on which such payment becomes due an amount equal to the amount of principal and/or (as the case may be) interest falling due in respect of such Notes on the due date.

7.2
Manner and Time of Payment and Preadvice of Payment

  Each amount payable under Clause 7.1 (Issuer to pay the Principal Paying Agent) shall be paid unconditionally by credit transfer in the payment currency and in same day, freely transferable cleared funds no later than 10.00 a.m. (London time) on the relevant day to such account at such bank as the Principal Paying Agent may from time to time by notice to the Issuer (with a copy to the Trustee) specify for such purpose. The Issuer shall before 10.00 a.m. (London time) on the second Business Day prior to the day on which the Principal Paying Agent receives payment, procure that the bank effecting payment for it confirms by tested telex or SWIFT MT100 message (or any other method acceptable to the Principal Paying Agent) to the Principal Paying Agent the payment instructions relating to such payment.

7.3
Notification in the event of non-payment

  The Principal Paying Agent shall forthwith notify the Trustee, the other Paying Agents and the Issuer if (a) it has not by the time specified for its receipt received the confirmation referred to in Clause 7.2 (Manner and Time of Payment and Preadvice of Payment) or (b) if it has not by the relevant date specified in Clause 7.1 (Issuer to pay the Principal Paying Agent) received unconditionally the full amount in euro, in respect of the Euro Notes, or in dollars, in respect of the Dollar Notes, required for the payment, unless it is satisfied that it will receive such amount. Until paid as hereinafter provided, the Paying Agent shall hold such amounts in trust for the benefit of the holders of the Notes.

7.4
Payment by Agents

  If a Paying Agent has not by the time specified for its receipt received the confirmation referred to in Clause 7.2 or it has not received the full amount of any payment from the Issuer by such date, the Paying Agent shall not be required to make payments on the Notes. The Paying Agent shall be under no duty or obligation to pay any interest or earnings on or with respect to amounts held or deposited hereunder.

7.5
Payment after Failure to Preadvise or Late Payment

  The Principal Paying Agent shall forthwith notify by facsimile, in accordance with Clause 9.1, each of the other Paying Agents, the Issuer, the Trustee, and, if requested by the Trustee (at the expense of the Issuer), the Holders if at any time following the giving of a notice by the Principal Paying Agent under Clause 7.3 (Notification in the event of non-payment) any payment provided for in Clause 7.1 (Issuer to pay the Principal Paying Agent) is made on or after its due date but otherwise in accordance with this Agreement.

7.6
Suspension of Payment by Agents

  Upon receipt of a notice from the Principal Paying Agent under Clause 7.3 (Notification in the event of non-payment), each Agent shall cease making payments in accordance with Clause 7.4 (Payment by Agents) as soon as is reasonably practicable. Upon receipt of a notice from the Principal Paying Agent under Clause 7.5 (Payment after Failure to Preadvise of Late Payment), each Agent shall make, or shall recommence making, payments in accordance with Clause 7.4 (Payment by Agents).

7.7
Method of Payment to Principal Paying Agent

  All sums payable to the Principal Paying Agent hereunder shall be paid in euros, in respect of the Euro Notes, and in dollars, in respect of the Dollar Notes, to such account with such bank as the Principal Paying Agent may from time to time notify to the Issuer and the Trustee.

  The Paying Agent shall effect payment of interest on the Notes as such becomes due and payable on the respective interest payment dates. Such payments with respect to notes represented by one or more Global Notes registered in the name of or held by a nominee of DTC, Clearstream and/or Euroclear will be made by wire transfer of immediately available funds to the account specified by the Holder or Holders thereof. Such payment with respect to Definitive Registered Notes, if any, will be payable at the specified office or agency of one or more Paying Agents. In addition, interest on Definitive Registered Notes may be paid by check mailed to the person entitled thereto as shown on the Register for such Definitive Registered Notes.

  Notwithstanding any provision elsewhere contained herein, a Paying Agent shall not be obliged (but shall be entitled) to make payments of principal or interest in respect of the Notes, if:

  (a)
  in the case of the Principal Paying Agent, it has not received the full amount of any payment due to it under Clause 7.1 (Issuer to pay the Principal Paying Agent); or

  (b)
  in the case of any other Paying Agent, it is not able to establish that the Principal Paying Agent has received (whether or not at the due time) the full amount of any payment due to it under Clause 7.1 (Issuer to pay the Principal Paying Agent).

  The Paying Agent will not charge, impose, collect or receive, from the holder or owner of any Note, any fee or consideration for any services performed in connection with any payment to such holder or owner of principal or interest, and any charge for postage, for wiring payment, or otherwise, shall be charged to and collected only from the Issuer.

7.8
Moneys held by Principal Paying Agent

  The Principal Paying Agent may deal with moneys paid to it under this Agreement in the same manner as other moneys paid to it as a banker by its customers except that (a) it may not exercise any lien, right of set-off or similar claim in respect of them and (b) it shall not be liable to anyone for interest on any sums held by it under this Agreement. Each Paying Agent agrees that is shall hold in trust for the benefit of the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any Default by the Issuer in making any such payment. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money.

7.9
Interest

  If the Principal Paying Agent pays out any amount due in respect of the Notes in accordance with the Indenture before receipt of the amount due under Clause 7.1 (Issuer to pay the Principal Paying Agent), the Issuer shall on demand reimburse the Principal Paying Agent for the relevant amount and pay interest to the Principal Paying Agent on such amount that is outstanding from the date on which it is paid out to the date of reimbursement at the rate per annum equal to the cost to the Principal Paying Agent of funding the amount paid out, as certified by the Principal Paying Agent.

7.10
Repayment

  If claims in respect of any Note become prescribed under the Indenture, the Principal Paying Agent shall forthwith repay to, and at the request of, the Issuer the amount (if any) which would have been due on such Note if it had been presented for payment before such claim became void or prescribed. The Principal Paying Agent shall not, subject to Clause 12 (General), be otherwise required or entitled to repay any sums received by it under this Agreement save as specifically required hereunder.

8.
CANCELLATION, DESTRUCTION AND RECORDS

8.1
Cancellation

  All Notes which are surrendered to any Agent for transfer, exchange, conversion, redemption or repurchase shall be delivered to the Trustee for cancellation in accordance with Section 2.11 of the Indenture, unless such Agent is otherwise instructed by the Trustee to cancel such Note.

8.2
Certification of Payment Details

  The relevant Paying Agent shall as soon as practicable after redemption, payment, exchange or replacement of Notes upon written request furnish to the Issuer and the Trustee, a certificate stating:

  (a)
  the aggregate principal amount(s) of Notes which have been redeemed and the aggregate amount(s) paid in respect of interest paid on each Global Note;

  (b)
  the serial numbers of such Notes in definitive form;

  (c)
  the aggregate principal amounts of Notes which have been so exchanged or surrendered and replaced and the serial numbers of such Notes in definitive form.

8.3
Records

  The Principal Paying Agent shall keep or cause to be kept a record of the transfer, exchange, payment, redemption, repurchase and conversion of all Book-Entry Interests. It shall make or shall cause to be made such record available at all reasonable times to the Issuer and the Trustee.

8.4
Warning Notice

  Whenever any Note alleged to have been lost, stolen or destroyed, and in replacement for which a new Note has been delivered, shall be presented to any of the Paying Agents or for payment, such Paying Agent shall immediately send notice thereof to the Registrar, which shall immediately inform the Issuer and the Trustee and such Paying Agent shall not be obliged to make any payment in respect of such Note until instructed to do so by the Registrar who shall have been so instructed by the Issuer.

9.
NOTICES

9.1
Address for Notices

  Any notices or other communication given hereunder or pursuant to the Notes shall be duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier or other electronic means or overnight air courier guaranteeing next day delivery, to the others' address:

  (a)
  If to the Issuer, as set out in the Indenture.

  (b)
  If to the Principal Paying Agent, the Registrar and the London Transfer Agent at:

    The Bank of New York
    One Canada Square
    London
    E14 5AL

    Facsimile:        +44 207 964 6399
    Attention:        Corporate Trust Administration

  (c)
  If to the New York Paying Agent and the New York Transfer Agent:

    The Bank of New York
    One Wall Street
    New York
    New York 10286
    United States of America

    Facsimile:        +1 212 815 5195
    Attention:        Corporate Trust Administration

  (d)
  If to the Luxembourg Paying Agent and the Luxembourg Transfer Agent, at:

    The Bank of New York (Luxembourg) S.A.
    Aérogolf Center
    1A, Hoehenhof
    L-1736 Senningerberg
    Grand Duchy of Luxembourg

    Facsimile:        +352 26340571
    Attention:        Corporate Trust

  (e)
  If to the Trustee, as set out in the Indenture.

9.2
Effectiveness

  Every notice or communication sent in accordance with Clause 9.1 (Addresses for Notices) shall be effective if sent by letter or by facsimile or other electronic means, upon receipt by the addressee, provided, however, that any such notice or communication which would otherwise take effect after 4.00 p.m. on any particular day shall not take effect until 10.00 a.m. on the immediately succeeding Business Day in the place of the addressee.

9.3
Notices

  Any notice required to be given to Holders under this Agreement shall be given in accordance with Section 12.02 of the Indenture. All notices to Holders which are required to be published shall be published at the expense of the Issuer.

10.
DOCUMENTS AND FORMS

10.1
Distribution by Paying Agents

  The Issuer shall provide to the Principal Paying Agent for distribution among the Paying Agents:

  (a)
  specimen Notes; and

  (b)
  sufficient copies of this Agreement and the Indenture to be available for inspection, together with any other documents required to be available for inspection or made available to Holders.

10.2
Documents for Inspection

  On behalf of the Issuer, the Principal Paying Agent and each of the other Paying Agents will make available through their respective specified offices to Holders during usual business hours any documents sent to the Principal Paying Agent for this purpose by the Issuer.

11.
INDEMNITY

11.1
Indemnity by the Issuer

  The Issuer shall indemnify and exonerate, save and hold harmless each of the Agents (together with such Agent's directors, officers and employees) from and against any losses, liabilities, costs, reasonable expenses (including counsel fees and expenses), claims, actions or demands which such Agent may sustain or incur or which may be made against such Agent as a result of or in connection with the appointment or the exercise of or performance of the powers, authorities and duties of such Agent, as the case may be, under this Agreement relating to the Notes except such as may result from its own wilful misconduct, gross negligence or bad faith.

11.2
Payment

  In relation to Clause 11.1 (Indemnity by the Issuer), the Issuer shall indemnify the Agents, promptly upon receipt by the Issuer of a written demand therefor supported by evidence of such loss, liability, cost, expense, claim, action or demand.

11.3
Agent's Liability

  The Agents shall not be liable for any loss caused by events beyond its reasonable control including any malfunction, interruption or error in the transmission of information caused by any machine or systems or interception of communication facilities, abnormal operating conditions or acts of God. The Agents shall have no liability whatsoever for any consequential, special, indirect or speculative loss or damages (including, but not limited to, loss of profits, whether or not foreseeable) suffered by the Issuer in connection with the transactions contemplated by and the relationship established by this Agreement even if the Agent has been advised as to the possibility of the same. These provisions will override all other provisions of this Agreement. However, this clause shall not be deemed to apply in the event of a determination of fraud on the part of the Agent in a non-appealable judgement of a court having jurisdiction.

  Each of the Agents shall not be liable for any loss or damage, including counsel fees and expenses, resulting from its actions or omissions to act hereunder, except for any loss or damage arising out of its own bad faith, gross negligence or wilful misconduct. Without limiting the generality of the foregoing, the Agent shall not be liable for any action taken or omitted in reliance on any notice, direction, consent, certificate, affidavit, statement, designation or other paper or document reasonably believed by it to be genuine and to have been duly and properly signed or presented to it by the Issuer.

11.4
Survival of Indemnities

  The indemnities set out in Clauses 11.1 (Indemnity by the Issuer) shall continue in full force and effect notwithstanding any termination or expiry of this Agreement.

12.
GENERAL

12.1
No Agency or Trust

  Notwithstanding any other provision contained in this Agreement, the Agents are acting solely as agents of the Issuer and the Agents shall not have any obligation towards or relationship of agency or trust with any Holder and shall be responsible only for the performance of the duties and obligations expressly imposed upon them herein and in the Indenture and any duties necessarily incidental to them. The Agents shall not be under any obligation to take any action hereunder which may tend to involve it in any expense or liability, the payment of which within a reasonable time is not, in its reasonable opinion, assured to it. No implied duties or obligations shall be read into such documents against any Agent. If the terms of the Indenture or the Notes are amended on or after the date of this Agreement in a way which affects the duties expressed to be performed by any of the Agents, no Agent shall be obliged to perform such duties as so amended unless it has first approved the relevant change to the terms of the Indenture or the Notes.

12.2
Consultation

  Each Agent may, but will not be obligated to, consult with legal or other professional advisers selected by it and the written opinion of such advisers shall be full and complete authorisation and protection in respect of any action taken or omitted to be taken by such Agent hereunder in good faith and in accordance with the opinion of such advisers.

  The Agents shall incur no liability and shall be fully protected in acting upon any written instruction of the Issuer. The Issuer agrees to provide written instructions to the Agents with respect to any and all actions to be taken by the Agents where failure to take such actions would adversely affect the rights of or impose liability or penalties (including tax liability or penalties) upon, the Issuer or Holders, past or present, and in the absence of such instructions, the Agents shall have no duty to take any such action.

  The Agents shall use their best efforts to perform its obligations hereunder, including the timely taking of action as required hereunder, provided, however, that the Agents shall not be liable for their failure to meet such deadlines, including, without limitation, deadlines for the payment of money to owners of the Notes, except such failure as shall result from its gross negligence, wilful misconduct or bad faith.

  With respect to any notices required to be sent by the Agents, such Agent shall not be liable for its failure to include required information in such notices unless such information has been timely provided to it.

12.3
Reliance on Documents

  Each Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon any Note, notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper parties.

  The Agents may employ agents or attorneys-in-fact, and shall not be liable for any loss or damage arising out of, or in connection with, the actions or omissions to act of such agents or attorneys-in-fact, provided the Agents acted without bad faith, negligence, or wilful misconduct in connection with the selection of such agents or attorneys-in-fact.

  The Agents makes no representation with respect to the validity or sufficiency of the Notes, or the use or application of the proceeds of the sale or distribution thereof, and shall incur no liability with respect to the foregoing.

12.4
Other Relationships

  The Principal Paying Agent and the other Agents and their affiliates, directors, officers and employees may become the owners of, or acquire any interest in, any Notes, with the same rights as any other owner or holder, and may engage or be interested in any business transaction with the Issuer without being liable to account to the Holders for any resulting profit, and may act on, or as depositary, trustee or agent for, any committee or body of holders of Notes or other obligations of the Issuer as freely as if they were not a party, or connected with a party, to this Agreement.

12.5
Owner

  Except as ordered by a court of competent jurisdiction or as required by law, each of the Agents shall deem and treat the person in whose name any Definitive Note is registered as absolute owner thereof and the Holder of a Global Note as the absolute owner thereof for the purpose of making payments and for all other purposes subject to the terms of the Indenture.

12.6
No Lien

  None of the Agents shall exercise any lien, right of set-off or similar claim against the Issuer, any Holder over the Notes or over any amount held by them pursuant to the terms hereof.

12.7
Successor

  In this Agreement, "successor" in relation to a party hereto means an assignee or successor in title of such party or any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of such party hereunder to which under such laws the same has been transferred.

12.8
Reliance on Certificates

  Each Agent shall be able to rely on the certificate of any party without enquiry as to the factual accuracy of any statement of such party such Agent requires under the terms of this Agreement to carry out its duties hereunder.

12.9
Conflicts with Indenture

  To the extent that any terms and conditions set forth herein conflict or are inconsistent with with provisions of the Indenture, the terms of the Indenture shall govern.

13.
CHANGE IN APPOINTMENTS

13.1
Termination

(a)
Upon the giving of 30 days' prior notice to the Holders in accordance with Section 12.02 of the Indenture, the Issuer may, with the prior written consent of the Trustee, appoint additional Agents and/or terminate the appointment of the Paying Agents, the Registrars or the Transfer Agents by giving to the Principal Paying Agent and the Agent concerned at least 30 days' prior written notice to that effect, provided always that (i) in the case of termination of the appointment of the Principal Paying Agent, no such notice shall take effect until a new Principal Paying Agent (approved in advance in writing by the Trustee) to exercise the powers and undertake the duties hereby conferred and imposed upon the Principal Paying Agent has been appointed and (ii) in the case of a Paying Agent, the notice shall not expire less than 30 days before any due date for the payment of interest.

(b)
Notwithstanding the provisions of Clause 13.1(a), if at any time any Agent shall become incapable of acting or shall be adjudged bankrupt or insolvent, or shall file a voluntary petition in bankruptcy or make an assignment for the benefit of its creditors or consent to the appointment of a receiver or similar official of all or any substantial part of its property, or if an administrator, liquidator or administrative or other receiver of it or of all or any substantial part of its property shall be appointed, or if any public officer shall take charge or control of the Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, or it admits in writing to its inability to pay or meet its debts as they mature and suspends payments of its debts or a resolution is passed or an order made for the winding up of the Agent, the appointment of the Agent shall terminate without regard to the provisions of 13.1(a) above in which event the Issuer shall give notice to the Holders in accordance with the Indenture as soon as possible. The termination of the appointment of any Agent hereunder shall not entitle such Agent to any amount by way of compensation but shall be without prejudice to any amount then accrued due.

13.2
Resignation
(a)
Any Agent may resign its appointment hereunder at any time by giving to the Issuer (and the Trustee, if applicable) and (except in the case of resignation of the Principal Paying Agent) the Principal Paying Agent at least 30 days' written notice to that effect, provided that in the case of resignation of the Principal Paying Agent no such resignation shall take effect until a new Principal Paying Agent (approved in advance in writing by the Trustee) shall have been appointed by the Issuer to exercise the powers and undertake the duties hereby conferred and imposed upon the Principal Paying Agent. If evidence of the appointment of a successor Principal Paying Agent is not delivered to the Principal Paying Agent within 10 calendar days after giving its notice of resignation, the resigning Principal Paying Agent at the expense of the Issuer may petition a court of competent jurisdiction with respect to appointment of a successor.

(b)
If any Agent gives notice of its resignation in accordance with this Clause 13.2 and a replacement Agent is required and by the tenth day before the expiration of such notice such replacement has not been duly appointed, such Agent may itself appoint as its replacement any reputable and experienced financial institution. Immediately following such appointment, such Agent shall give notice of such appointment to the Issuer, the remaining Agents and the Holders whereupon the Issuer, the remaining Agents and the replacement Agent shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement.

13.3
Effect of Resignation

  Upon its resignation or removal becoming effective, the Principal Paying Agent shall forthwith transfer all moneys and records held by it hereunder to the successor Principal Paying Agent or, if none, the Trustee or to the Trustee's order, but shall have no other duties or responsibilities hereunder, and shall be paid by the Issuer its remuneration for the services previously rendered hereunder in accordance with the terms of Clause 14 (Fees and Expenses) and to the reimbursement of all reasonable expenses (including legal fees) incurred in connection therewith; and

13.4
Merger or Consolidation

  Any legal entity into which any Agent or the Trustee is merged or converted or with which it is consolidated or which results from a merger, conversion or consolidation to which it is a party shall, to the extent permitted by applicable law, be the successor Agent or, as the case may be, the Trustee, under this Agreement without the execution of any document or any further act by the parties thereto, whereupon the Issuer, the Trustee, and other Agents and such successor shall acquire and become subject to the same rights and obligations between themselves as if they had entered into an agreement in the form mutatis mutandis of this Agreement. The Trustee and each Agent agrees to do all such further acts and things (if any) as are necessary to give effect to this Clause 13.4. The Trustee or the Agent (or, in either case, its successor) shall forthwith notify the other parties to this Agreement as soon as practicable after it becomes aware that any such event shall occur, giving details of the date on which such event is to occur and of the successor Trustee or Agent.

13.5
Vesting of Powers

  Upon any successor Trustee or Agent appointed hereunder executing, acknowledging and delivering to the Issuer and, in the case of a successor Agent, the Trustee, an instrument accepting such appointment hereunder, it shall, without any further act, deed or conveyance, become vested with all authority, rights, powers, trusts, indemnities, duties and obligations of the Trustee or Agent hereunder, as applicable.

13.6
Change of Office

  If any Agent shall change its specified office, it shall give to the Issuer and the Trustee and (where applicable) the Principal Paying Agent, not less than 30 days' prior written notice to that effect giving the address of the changed specified office. On behalf of the Issuer, the Principal Paying Agent (or failing which the Issuer) shall (unless the appointment of the Principal Paying Agent or the relative Agent is to terminate pursuant to Clause 13.1 (Termination) or 13.2 (Resignation) on or prior to the date of such change) give to the Holders at least 15 days' notice of such change and of the address of the changed specified office in accordance with the Indenture and Clause 9 (Notices).

14.
FEES AND EXPENSES

14.1
Fees

  The Issuer shall, in respect of the services to be performed by the Principal Paying Agent and the other Agents under this Agreement, pay to the Principal Paying Agent the fee (together with any applicable value added tax thereon which may be imposed in any relevant jurisdiction) as separately agreed in writing. Neither the Issuer nor the Trustee shall concern itself with the apportionment of such moneys among the Principal Paying Agent and the Agents.

14.2
Expenses

  The Issuer shall also pay (against presentation of the relevant invoices) all out-of-pocket expenses (including, without limitation, legal, advertising, cable and postage expenses and insurance costs) reasonably incurred by the Principal Paying Agent and/or the other Agents in connection with their services hereunder, together with any applicable value added tax as aforesaid.

14.3
Taxes and Duties

  The Issuer agrees to pay any and all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which are payable upon or in connection with the execution and delivery of this Agreement, and the Issuer indemnifies each Agent against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax) which it incurs as a result or arising out of or in relation to any failure by the Issuer to pay or delay in paying any of the same and shall make such payments on demand. All payments by the Issuer under this Clause 14.3 (Taxes) or 11.1 (Indemnity by the Issuer) shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed by any government having power to tax, unless such withholding or deduction is required by law. In that event, the Issuer shall pay such additional amounts as may be necessary in order that the net amounts received in respect of such payments by the Agreements after such withholding or deduction equal the respective amount to which would have been received by the Agents in respect of such payments of compensation or remuneration in the absence of such withholding or deduction..

14.4
Amendments

  At the request of the Principal Paying Agent, the parties to this Agreement may, from time to time during the continuance of this Agreement review the fees agreed initially pursuant to Clause 14.1 (Fees) with a view to determining whether the parties can mutually agree upon any changes to such fees.

15.
COUNTERPARTS

  This Agreement may be executed and delivered in any number of counterparts, all of which, taken together, shall constitute one and the same document and any party to this Agreement may enter into the same by executing and delivering a counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

16.
GOVERNING LAW, GOVERNING LANGUAGE AND JURISDICTION

16.1
Governing Law

  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws of such State.

16.2
Jurisdiction

  The parties hereby submit to the non-exclusive jurisdiction of the courts of the State of New York.

IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written

THE ISSUER
Signed by	)
for and on behalf of	)
FIMEP SA	)
THE BANK OF NEW YORK, AS THE PRINCIPAL PAYING AGENT, REGISTRAR AND LONDON TRANSFER AGENT
Signed by	)
for and on behalf of	)
THE BANK OF NEW YORK	)
THE BANK OF NEW YORK, AS THE NEW YORK PAYING AGENT AND NEW YORK TRANSFER AGENT
Signed by	)
for and on behalf of	)
THE BANK OF NEW YORK	)
THE BANK OF NEW YORK (LUXEMBOURG) S.A., AS THE LUXEMBOURG PAYING AGENT AND LUXEMBOURG TRANSFER AGENT
Signed by	)
for and on behalf of	)
THE BANK OF NEW YORK (LUXEMBOURG) S.A.	)
THE BANK OF NEW YORK, AS THE TRUSTEE
Signed by	)
for and on behalf of	)
THE BANK OF NEW YORK	)

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  Exhibit 4.3